Exhibit 3.2
CERTIFICATE OF AMENDMENT TO
THE CERTIFICATE OF INCORPORATION OF
CHART ACQUISITION CORP.
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Chart Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: That the Board of Directors of the Corporation has duly adopted a resolution, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable;

SECOND: That the stockholders of the Corporation have duly approved said amendment pursuant to Section 228 of the General Corporation Law of the State of Delaware, such approval being in accordance with Section 242 of the General Corporation Law of the State of Delaware;

THIRD: That the first paragraph of Article FOURTH of the Corporation’s Certificate of Incorporation, which sets forth the Corporation’s authorized capital stock, is hereby amended and, as amended, reads as follows:

“Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 30,000,000 shares, consisting of 29,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).”

FOURTH: That the Corporation’s Certificate of Incorporation is hereby amended by adding the following provision to the end of Article FOURTH:

“Stock Split. Upon the effectiveness of this Certificate of Amendment, each share of the Common Stock issued and outstanding as of the date and time immediately preceding July 9, 2012, the effective date of a reverse stock split (the “Split Effective Date”), shall be automatically changed and reclassified, as of the Split Effective Date and without further action, into approximately 0.75 fully paid and nonassessable shares of Common Stock. There shall be no fractional shares issued. A holder of record of Common Stock on the Split Effective Date who would otherwise be entitled to a fraction of a share shall have the number of new shares to which they are entitled rounded to the nearest whole number of shares.  No stockholders will receive cash in lieu of fractional shares.”

 [Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer signatory below this 10th day of July, 2012.

CHART ACQUISITION CORP.

By:	/s/ Michael LaBarbera
Name: Michael LaBarbera
Title: Chief Financial Officer